Exhibit 99.1

Venza Announces Results of Recent Geochemical Survey on Os Claim

Vancouver , BC - (August 22, 2013)- Venza Gold Corp. “Venza” (OTCBB: VZAGF) is pleased to announce further results of the continuing geochemical soil survey on the three claim blocks it holds in the Osoyoos Mining Division in British Columbia. Two new claims, Tenure numbers 1021695 and 1021696, were staked to cover the southern extension of the copper anomaly.

The Phase 2 soil geochemical survey has enlarged the original copper anomaly from the initial 2012 geochemical survey southward and eastward to the boundaries of the survey area. Three plus 80 parts per million copper anomalies (maximum value 201.3 ppm) occur along the eastern boundary of the survey area and extend approximately 150 meters in an East-West direction and 800 meters in a North-South direction. The anomalies are open to the east. The copper soil anomalies are believed to be located east and south of the historic Pass mineral showing (Minfile 082ESW111). Scattered plus 20 parts per billion gold values (maximum value 56.2 ppb) are associated with the copper anomalies.

ACME Analytical Laboratories (Vancouver) Ltd., carried out the chemical analysis using 36 element ICP-MS (Inductive Coupled Plasma Mass Spectrometer) hot Aqua Regia Digestion. Acme Labs is an ISO 9001-2008 FM 63007 certified laboratory. Quality control includes analyzing duplicates, standards and blank samples which are reported in the assay data. The information that forms the basis of this News Release has been prepared under the supervision of Grant Crooker, P. Geo. Consulting Geologist an independent professional geologist engaged by the Company and a Qualified Person (as defined in NI 43-101). However, some of the data referred to herein was obtained from government files all of which are believed to be reliable but which have not and cannot be verified.

For additional information please contact:

Venza Gold Corp.

789 Pender Street West, Suite #810

Vancouver, BC V6C 1H2

Gerry Diakow, President

Phone: 604.787.2811

Issued and Outstanding Shares of Venza: 6,916,661 common shares

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management’s current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company’s control. Such factors include, among other things: risks and uncertainties relating to the results of the Company’s geochemical survey, the Company’s limited operating history; the need to comply with environmental and governmental. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.